UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 18, 2007

ARTESIAN RESOURCES CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-18516	51-0002090
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

664 Churchmans Road, Newark, Delaware	19702
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:	302-453-6900

Not Applicable

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 (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Section 5 - Corporate Governance and Management

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

 (d) On December 18, 2007, the board of directors (the “Board”) of Artesian Resources Corporation (the “Company”) appointed Nicholle R. Taylor as a member of the Board to fill the vacancy created upon the passing of her father, Norman H. Taylor, Jr., who was in year one of his three year term and who had served as a director since 2001.

Ms. Taylor is currently a Vice President of the Company and its Subsidiaries, a position she has held since May 2004 and which has included responsibility for investor relations, strategic planning and budgeting.  From May 2001 to May 2004, Ms. Taylor served as Manager of Investor Relations & Corporate Development.  Ms. Taylor has been employed by the Company since 1991 and has held various management level and operational positions within the Company.  Ms. Taylor is the niece of Dian C. Taylor, Director, CEO & President, and the cousin of John R. Eisenbrey, Jr., Director.

Ms. Taylor will be compensated for her services as a director in a manner consistent with the Company’s existing compensation arrangements for directors.  She will receive an annual retainer fee, last set at $12,500, at the time of the Company’s Annual Meeting of Shareholders.  In addition, she will receive $1,500 for each Board meeting attended and $450 for any per diem workshops attended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARTESIAN RESOURCES CORPORATION
Date: December 21, 2007	By: /s/ David B. Spacht
David B. Spacht
Chief Financial Officer